Shareholder Letter August 10, 2021

Fellow shareholders,

Q2 was a strong quarter for Coinbase with growth and diversification across our platform. Retail Monthly Transacting Users (MTUs) grew to 8.8 million, up 44% from Q1 2021. Verified Users were 68 million. We now have over 9,000 institutions who continue to deepen and broaden their activities in the cryptoeconomy and more than 160,000 ecosystem partners who are using our crypto tools and services to engage with their own customers. We generated $2.0 billion in net revenue, including $1.9 billion in transaction revenue and over $100 million in subscription & services revenue. Net income was $1.6 billion and Adjusted EBITDA was $1.1 billion.

Q2 illustrated the volatility we have anticipated in these still-early days in the cryptoeconomy. In Q2, we saw many crypto asset prices reach new all time highs. For example, the price of Bitcoin surpassed $64,000 in April, while Ethereum prices more than doubled during the quarter to over $4,200 in May. Later in the quarter, we saw a steep decline in crypto asset prices with Bitcoin and Ethereum falling over 45% each to ~$30,000 and ~$1,700, respectively, resulting in exceptionally high levels of volatility. As volatility and crypto asset prices are highly correlated with trading revenue, the crypto market environment heavily influenced our Q2 financial results.

Across the industry we see immense innovation with new crypto projects addressing a broad range of issues from scaling (to improve transaction speed and lower cost) to developing novel ways for borrowing and lending. New market entrants are joining the cryptoeconomy from all corners, as we saw with the first Sotheby's auction settled in crypto this quarter. Most recently, crypto has arrived on the U.S. regulatory agenda. We are proud of the broad crypto community for coming together in an incredibly powerful way to inform debate in the U.S. Senate surrounding the crypto reporting provisions in the infrastructure bill. While the legislation has not yet been enacted, and the implementation of these provisions by the U.S. Treasury is still ahead of us, this moment highlights the power of the voice of crypto users, who we believe will have an increasing voice in crypto policymaking in years to come. It also underscores the importance of Coinbase and our users engaging with policymakers to help them understand crypto and its potential uses and benefits for society.

Against this dynamic industry backdrop, we remain focused on our mission to increase economic freedom in the world with a goal to bring 1 billion people into the cryptoeconomy. We are investing heavily towards this future by adding more users, more assets, and more products to our platform while keeping our focus on being the most trusted and easiest to use.

Q2 2021 Select Key Operating and Financial Metrics[1]

KEY OPERATING METRICS	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Monthly Transacting Users "MTU" (M)	1.5	2.1	2.8	6.1	8.8
Trading Volume ($B)	28	45	89	335	462
Assets on Platform ($B)	26	36	90	223	180

Financial Metrics ($M)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Net Revenue	$178	$287	$497	$1,597	$2,033
Net Income	$32	$81	$177	$771	$1,606
Adjusted EBITDA[1]	$61	$123	$288	$1,117	$1,150

[1] For a reconciliation of net income to Adjusted EBITDA, please refer to the reconciliation table in the section titled "Reconciliation of Net Income to Adjusted EBITDA", following the financial statements included at the end of this shareholder letter.

coinbase

Q2 2021 2

Q2 2021 3 Q2 MTU growth was driven by the crypto market environment, product launches,   our marketing efforts, and the growing number of crypto assets we support. Overall, we are seeing that retail users are deepening their engagement with our platform, both in terms of the assets in which they invest and trade, and the products they use. Approximately 27% of our Q2 retail MTUs, or 2.4 million individuals, both invested and engaged with at least one other non-investing product. This is up from 25% of our Q1 retail MTUs, or 1.5 million individuals. These incremental 0.9 million retail MTUs are predominantly using Staking or Earn which allows them to earn rewards or a yield on their crypto assets. On the institutional side, we now have over 9,000 financial institutions using Coinbase. Several important themes have developed with our institutional business. User Growth First, adoption continued at a rapid pace throughout the quarter despite market volatility. We are encouraged by the progress we made over the past year as we build our institutional suite of products and service offerings. As an example, 10% of the top 100 largest hedge funds by reported assets under management have chosen to onboard with Coinbase, with many clients selecting us as their exclusive partner. In addition, in recent months, we have formed partnerships with industry leaders including Elon Musk, PNC Bank, SpaceX, Tesla, Third Point LLC, and WisdomTree Investments. Second, institutions are becoming more sophisticated and are seeking to do much more than buy, sell, and store Bitcoin. Increasingly, our institutional customers see Coinbase as a one-stop shop for the services they need including trading, custody, lending, yield generation, data, and more across a broad spectrum of crypto assets. Institutions are choosing Coinbase for the deep pools of liquidity we offer, our sophisticated algorithmic order execution, as well as the trust that comes with being a public company. Furthermore, we have enabled access to all our order books and our global fiat payment networks, allowing our institutional exchange customers to reach new currencies and markets and improving their access to global liquidity pools.  Third, we are seeing a growing number of customers leveraging our infrastructure as they create their own crypto offerings. These include traditional banks, asset managers, and fintechs that are seeking best in class capabilities in custody with a crypto-native partner that offers strong security and a trusted brand. Overall, we are excited by our increasing momentum with institutions and the opportunity to grow our presence with this community over time. - - -

Q2 2021 4 International expansion is also an important leg of our user growth strategy. Consistent with our vision that the cryptoeconomy can unlock economic freedom around the world, we remain focused on making the long-term investments necessary to drive Coinbase’s expansion into international markets, including diligently pursuing approvals and licenses from regulators around the world where needed. In Q2, we obtained two key licenses which we believe will accelerate our entry into Japan and Germany. - In Germany, our subsidiary Coinbase Germany GmbH was awarded a license for crypto custody and trading from the German Federal Financial Authority (BaFin). The BaFin licensing framework is the first of its kind in the European Union, and Coinbase Germany is the first company to be issued such a license. Germany is an exciting market for crypto, ranking as the second largest country in the world in terms of the number of Bitcoin nodes being run. The cryptoeconomy is still in its early stages, but it is clear that every year more and more economic activity will take place on crypto rails. We are seeing crypto quickly mature from its initial use case of trading bitcoin to the trading of thousands of new assets, and the adoption of new use cases like decentralized finance (DeFi), non-fungible tokens (NFTs), smart contracts, decentralized autonomous organizations (DAOs), and more. With all of this new innovation coming to crypto, we have a massive opportunity to give our customers access to these new products and features. Bringing more assets to Coinbase, faster, safer and ultimately listing all legal assets is one way we will tackle this opportunity. Throughout Q2, we continued to enhance the depth and breadth of the assets we support. We want to treat asset issuers as the important customers they are and empower our users to make their own risk-adjusted decisions. Overall, we executed well against this goal as we added 29 new assets for trading and 39 new assets for custody during the first six months of 2021. In Q2 alone, we added more assets for trading than we added in all of 2020. We currently support 83 assets for trading and 142 for custody. The addition of more assets is helping to drive diversification in the assets our customers are transacting in. Listing More Assets and Trading Pairs In Japan, we have successfully registered with the local regulator JFSA (Financial Services Agency of Japan) as a crypto asset exchange service provider. This registration will enable us to actively solicit customers in Japan and provide them a range of crypto services. We see huge long-term potential in Japan, the third largest economy in the world, with an active and mature crypto customer base. -

Q2 2021 56 In June, we outlined steps we are taking to improve our asset addition process. First, we are simplifying our legal review to focus specifically at what raises the most concerns under the law. Second, we need to create an “experimental” zone for new assets where we can appropriately disclose risks to customers and enable them to make educated decisions. Lastly, we recognize we may not be able to trade every asset on our centralized exchange for regulatory reasons, but we believe we can enable access to most assets for basic wallet functionality. Education In addition to Coinbase Learn (coinbase.com/learn) which we launched in Q1, we have developed several ways to help better educate our users about crypto. For example, we introduced our newsletter Coinbase Bytes which now reaches approximately 10 million people each week. Our users continue to learn about new crypto assets via our Earn campaigns as well. We had 2.3 million users engage with one of our nine active campaigns during the quarter, five of which were new campaigns launched in Q2. We continue to invest in innovative products that attract new customers and deepen relationships with existing ones. Our products are built to be safe, trusted, and easy to use for both retail and institutional users. For retail users, we aim to serve as their primary financial account in the cryptoeconomy to invest, store, spend, earn, and use crypto assets. For businesses, we offer a diverse and growing range of products, services, and APIs - whether they are institutions or ecosystem partners. Throughout Q2, we continued to invest in building the cryptoeconomy and positioning Coinbase for long-term growth. Key investments include: Blockchain Rewards Coinbase now offers reward opportunities across six tokens including three proof-of-  stake protocols. In April, we launched ETH2 staking which drove staking adoption and we ended Q2 with 1.7 million customers earning yield on their crypto assets with Coinbase. With Ethereum being the second largest crypto asset by market capitalization, our ETH2 staking product drove our Blockchain rewards — primarily comprised of staking — to increase more than 300% in Q2 compared to Q1. One of our priorities is to continue to add proof-of-stake protocols and other reward-generating assets to our platform to expand reward opportunities for   our users. Coinbase Card As part of our goal to become our users’ primary financial account, we started inviting U.S.-based users to apply for the Coinbase Card in Q2. Coinbase Card allows U.S. users to convert and spend crypto from their Coinbase account at more than 70 million merchants where Visa® debit cards are accepted worldwide, and earn crypto rewards from our partners on their spending. Card is seeing healthy early traction and user satisfaction, and we are excited to offer users more ways to make crypto part of their everyday lives. RETAIL / Individuals Building   Innovative Products

Q2 2021 6 Custody Custodial fee revenues grew to $31.7 million in Q2, up 35% compared to Q1. Our track record of keeping assets safe while operating at scale has been enabled by a multi-year investment in segregated cold storage that is built on a principled approach to security. Our product was also designed to meet regulatory and compliance requirements — a key decision criteria for many of our clients — while still offering an intuitive experience that supports institutional workflows. Institutional Data In May, Coinbase acquired Skew LTD (Skew), a leading institutional data and analytics platform. Skew serves as the foundation for a superior intelligence offering for our users, arming professional traders with dynamic, aggregated market data, presented in a highly actionable format. Financing We have begun building out a robust financing business, offering bilateral lending and post-trade credit to our institutional clients. Our retail-focused Borrow product has also seen growth, with customers now able to borrow up to $100,000 against their existing crypto holdings. We launched the beta of Coinbase Prime, our prime brokerage, an integrated solution that includes trading, secure custody, financing, yield generation, data, and more for our institutional clients. We are continuing to onboard customers and plan to expand our offering in coming months. Institutional / Businesses Ecosystem / Developers Our Ecosystem products are designed to help developers and businesses access, interact, and build upon the broader crypto ecosystem. We are building a platform that will enable any asset issuer, developer, or merchant to build robust, secure, and scalable crypto solutions. Our team is making a series of foundational investments that we believe have long-term potential. Coinbase Cloud We have integrated Bison Trails as the backbone for Coinbase Cloud, which serves as a universal platform for developers to build on, analyze, and integrate with blockchains. We are building a single platform experience that enables developers, token holders, and companies to interact with and build blockchain products and services. In Q2, through our Cloud offering, we broadened staking support and began investing more deeply in the Coinbase developer platform. USDC Our USDC stablecoin, issued via our partnership with Centre, experienced rapid growth in Q2. USDC market cap is currently over $27 billion, roughly 6x higher compared to the start of the year and over 26x higher year-over-year. Stablecoins like USDC are increasingly a key component of the DeFi ecosystem and have emerging applications in areas such as payments.

Q2 2021 7 Looking Ahead The cryptoeconomy continues to innovate at a blistering rate and, we see significant opportunities for growth and investment as we execute on our goal of getting 1 billion people into crypto. First, ensuring we are scaling to match industry growth will be an ongoing area of investment. We must continue to deliver consistent platform performance even at the highest levels of volatility in order to maintain high quality customer service and efficient customer onboarding. Second, the cryptoeconomy continues to evolve rapidly - including the proliferation of thousands of assets, new use cases like decentralized finance (DeFi), NFTs, decentralized autonomous organizations (DAOs), and more. Despite being in early stages of development, we believe these areas represent the future of the cryptoeconomy. Similar to how Coinbase helped people access Bitcoin for the first time in a safe, trusted, and easy to use way, we need to do the same for the decentralized economy. As we outlined in June, as we look to the future, we plan to: Bring more assets to Coinbase, faste Ship more products in international market Integrate with third-party interfaces and self-custody so that any decentralized app will be accessible to Coinbase users. - - - Finally, regulatory conversations are expanding and we fully support smart regulations that promote innovation. Recently lawmakers and regulators at all levels have all increased their focus on the cryptoeconomy across the board -- stablecoins, risk mitigation of crypto assets, tax reporting, and securities registration to name a few -- however, we believe regulatory clarity remains slow to come. The recent crypto debate in the infrastructure bill highlights that we cannot wait for policymakers to propose regulations and expect them to get it right the first time regarding this complex technology. We need to ensure that U.S. and indeed global regulation is purpose built for crypto technology, and that it fosters, not stifles, innovation. Coinbase has leaned into regulation and compliance since our founding and we are committed to active engagement and education. In the near future, we will work to propose frameworks that regulators should consider as we continue to encourage smart regulations.

8 Financial Overview Coinbase Shareholder Letter Q2 2021

Key Metrics[2]

TRADING VOLUME ($B)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Retail	11	18	32	120	145
Institutional	17	27	57	215	317
Total	**28**	**45**	**89**	**335**	**462**

TRADING VOLUME (% OF TOTAL)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Bitcoin	57	32	38	39	24
Ethereum	15	18	14	21	26
Other crpyto assets	28	50	48	40	50
Total	**100**	**100**	**100**	**100**	**100**

Trading Volume in Q2 was $462 billion, an increase of 38% compared to Q1. Total retail Trading Volume was $145 billion, an increase of 21% compared to Q1. Retail volume comprised 31% of total Trading Volume. Growth in retail Trading Volume was driven by higher MTUs, a strong crypto market environment, product innovation, and our ability to support more assets for trading. Institutional Trading Volume was $317 billion, an increase of 47% compared to Q1. Institutional volume comprised 69% of total Trading Volume, up from 64% in Q1. In the quarter, Institutional onboarding to the Coinbase platform increased rapidly as well as higher capital allocations into crypto.

In Q2, our total Trading Volume continued to diversify beyond Bitcoin into Ethereum and other crypto assets. Approximately 24% of our Q2 total trading volume was concentrated in Bitcoin, down from 39% in Q1. We believe this mix shift is influenced by several drivers.

[2] Definitions of Assets on Platform, MTUs, Trading Volume, and Verified Users are defined in our quarterly report for the quarterly period ended March 31, 2021 filed pursuant to Section 13 under the Securities Exchange Act of 1934, as amended, on May 14, 2021 with the SEC.

coinbase

Q2 2021

9

- **First**, a modest decline in our Bitcoin trading volume between Q1 and Q2 as total Bitcoin volume decreased as a percentage of global exchange spot volume in Q2 compared to Q1.

- **Second**, meaningful growth in Ethereum trading volumes, surpassing Bitcoin trading volumes on Coinbase for the first time driven by growth in the DeFi and NFT ecosystems (where Ethereum is an important underlying blockchain), and increased demand driven by our ETH2 staking product.

- **Third**, adding new assets to the Coinbase platform and increased trading volume in other crypto assets contributed to the mix shift we observed Q2.

ASSETS ON PLATFORM ($B)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Retail	15	19	45	101	88
Institutional	11	17	45	122	92
Total	**28**	**45**	**89**	**223**	**180**

ASSETS ON PLATFORM (% OF TOTAL)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Bitcoin	64	57	70	62	47
Ethereum	12	15	13	14	24
Other crpyto assets	18	23	13	21	25
Flat	6	5	4	3	5
Total	**100**	**100**	**100**	**100**	**100**

As of June 30, 2021, Assets on Platform totaled $180 billion. Crypto assets on the platform represented 11.2% of the total market capitalization of crypto assets. Despite price movements, we saw billions of dollars of net asset inflows and new customers added throughout Q2.

coinbase

Q2 2021

10

Transaction Revenue

Total revenue for Q2 was $2.2 billion. Net revenue was $2.0 billion, of which $1.9 billion was transaction revenue and $103 million was subscription and services revenue.

NET REVENUE ($M)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Transaction Revenue					
Retail, net	163.8	262.6	451.8	1,455.2	1,828.0
Institutional	8.0	13.3	24.6	85.4	102.4
Total transaction revenue	**171.9**	**275.9**	**476.4**	**1,540.6**	**1,930.4**
Subscription and services revenue					
Custodial fee revenue	3.1	4.8	8.0	23.5	31.7
Blockchain revenue	2.7	3.3	3.0	10.3	39.0
Earn campaign revenue	0.1	1.5	6.1	11.1	16.9
Interest income	0.2	0.5	2.2	3.3	6.5
Other subscription and services revenue	0.4	0.6	1.4	8.2	8.5
Total transaction revenue	**6.5**	**10.8**	**20.7**	**56.4**	**102.6**

Q2 retail transaction revenue was $1.8 billion, an increase of 26% compared to Q1. Strength in the quarter was driven by higher retail MTUs and related retail trading volume associated with strong crypto market conditions, particularly in April and May, as well as our marketing efforts and the additions of new assets in the first half of the year.

Institutional transaction revenue was $102.4 million, up 20% compared to Q1. Institutional transaction revenue growth was driven by higher Trading Volumes per institution and by growth in institutional customers, on average.

coinbase

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11

Q2 2021 12 Q2 Subscription and services revenues were $103 million, up 82% compared to Q1. Custodial fee revenue grew to $32 million. Custodial fee revenue was driven by a net increase in assets under custody, as average Bitcoin prices throughout Q2 were similar to Q1. Blockchain rewards were $39 million in Q2. Blockchain rewards are generated through our interactions with various blockchain protocols where the underlying blockchain is providing rewards to the user. Historically, these revenues were generated exclusively through Staking. However, we are now including inflationary rewards, or community rewards, into Blockchain rewards which were previously included in Other subscription and services revenues. Earn revenues grew to $17 million and were driven by nine active paid campaigns in Q2. Operating Expenses Total operating expenses in Q2 were $1.4 billion. Transaction expenses were $335 million, driven primarily by higher Trading Volume associated with a strong crypto market in Q2. Technology and development expenses of $292 million were primarily driven by increased product and engineering headcount. Sales and marketing expenses of $196 million were primarily driven by performance marketing spend. General and administrative expenses were $248 million and were primarily driven by headcount, one-time direct listing related expenses, and customer support related expenses. We continued to significantly grow our team in Q2, adding over 450 net new employees and ending the quarter with 2,176 full-time employees. Subscription and Services Revenue

OPERATING EXPENSES ($M)	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Transaction expenses	23.4	36.8	49.9	234.1	335.4
% of net revenue	13%	13%	10%	15%	16%
Technology & development	60.8	73.3	90.5	184.2	291.5
% of net revenue	34%	26%	18%	12%	14%
Sales & marketing	11.4	12.0	23.5	118.0	195.7
% of net revenue	6%	4%	5%	7%	10%
General & administrative	52.0	71.4	97.5	121.2	248.2
% of net revenue	29%	25%	20%	8%	12%
Other operating expense	-3.3	20.4	97.1	155.9	282.4
% of net revenue	-2%	7%	20%	10%	14%
Total operating expenses	**144.3**	**213.9**	**358.5**	**813.4**	**1353.2**
% of net revenue	81%	75%	72%	51%	67%
Full-time Employees	1,024	1,172	1,249	1,717	2,176

Profitability & Cash

Q2 net income was $1.6 billion. In Q2, we recognized a tax benefit of $737 million primarily as a result of tax deductions on stock-based compensation provided to our full time employees as a result of our direct listing in April. Our average fully diluted share count in Q2 was 248.1 million. In Q2, Adjusted EBITDA was $1.1 billion. We ended Q2 with approximately $4.4 billion of cash and cash equivalents, inclusive of $1.4 billion in net proceeds associated with the convertible senior notes we issued in May 2021.

We intend to prioritize reinvestment into the business to continue to grow the crypto economy through both crypto bull and bear markets alike, and through both organic and inorganic means. Accordingly, we do not intend to issue a dividend or similar return of capital to shareholders at any point in the near future.

coinbase Q2 2021 13

Q2 2021 14 Outlook Coinbase Shareholder Letter

Q2 2021 15 Outlook It is important for investors to remember that our business is inherently unpredictable. MTUs, Trading Volume, and therefore transaction revenue can fluctuate, potentially materially, with crypto asset prices and crypto asset volatility. As a result, revenue is difficult to forecast. However, we assess and plan for a wide range of outcomes regarding future performance which we share below. Q3 2021 In July, retail MTUs and total Trading Volume were 6.3 million and $57.0 billion, respectively, as crypto asset prices and crypto asset volatility declined significantly relative to Q2 levels. August month-to-date, retail MTUs and Trading Volume levels have slightly improved compared to July levels but remain lower than earlier in the year. As a result, we believe retail MTUs and total Trading Volume will be lower in Q3 as compared to Q2. Full Year 2021 We are updating our full-year 2021 MTU scenarios to reflect year-to-date results and current market conditions. 2021 Annual Average MTU possible scenarios High   Average 2021 MTUs of 8.0 million. This scenario assumes an increase in crypto market capitalization and moderate-to-high crypto asset price volatility. In this scenario, we expect that MTUs continue to grow for the remainder of 2021 relative to July 2021.   Mid   Average 2021 MTUs of 7.0 million. This scenario assumes flat crypto market capitalization and low-to-moderate crypto asset price volatility. This scenario assumes MTUs remain similar to August month-to-date levels for the remainder of 2021. Low  Average 2021 MTUs of 5.5 million. This scenario assumes a decline in crypto asset capitalization from current levels, and low levels of crypto asset price volatility. In this scenario, we assume MTUs will decrease in a corresponding manner and end 2021 at similar levels to Q4 2020.

Q2 2021 16 Institutional Revenue We expect meaningful growth in 2021 driven by transaction and custody revenue based on increasing volumes of institutional onboarding, increased capital allocations to crypto, and increased trading volumes from existing clients. However, our institutional revenue is inherently unpredictable given the factors listed above. Tax We anticipate our full-year 2021 effective tax rate should remain negative, primarily due to tax deductions on stock-based compensation to our full time employees. Expenses We have no updates to our expense outlook. Looking to full year 2021, in order to scale our operations and to continue to drive product innovation, we continue to expect that our technology and development expenses and our general and administrative expenses will be between $1.3 billion to $1.6 billion, excluding stock-based compensation. Additionally, we plan to augment our historically strong organic growth with customer acquisition and engagement by meaningfully increasing our investment in sales and marketing. We plan for sales and marketing to be between 12% and 15% of net revenue in 2021. Lastly, we anticipate transaction expenses will be in the low-to-mid teens as a percent of net revenue in 2021. 2021 Average Net Revenue Per User Average net revenue per user varies period to period due to fluctuations in crypto asset prices and trading volume. Given this short term volatility, we focus on annual averages. Over the last two years, we have seen average annual net transaction revenue per retail MTU range between $34-$45 per month, with the low end of this range occurring in 2019, a period of low Bitcoin price and low crypto asset price volatility, and the high end of the range occurring in 2020, a period of rising Bitcoin price. Given our performance year-to-date, we continue to anticipate the annual average net transaction revenue per user will exceed this historical range.

Coinbase Share Holder Letter Closing Thoughts Q2 2021 17 holder Let er

Q2 2021 18 Closing Thoughts Q2 was a strong quarter for Coinbase with a record number of users engaging more deeply in our products and services. A recent survey from the University of Chicago suggests 13% of Americans have traded crypto assets in the last year compared to 24% for stocks. These adoption trends paired with recent government attention on crypto as a revenue source suggests we have reached an inflection point. Crypto has arrived. However, the crypto industry continues to evolve rapidly and we anticipate volatility in our industry will persist in the near term resulting in unpredictable quarterly financial results. We are no stranger to a fast pace of innovation and volatility, and we remain focused on long-term execution throughout crypto price cycles. We believe the products that the most crypto-forward people are using today such as DeFi will be used by mainstream customers soon, and by institutions soon after that. Coinbase has our eye on the future and is investing to ensure we are bringing the next generation of products to all so we can increase economic freedom in the world. The first half of 2021 has been tremendously productive and successful for Coinbase and we are excited to see the continued growth and diversification of our platform. Thank you to our extremely hard-working teams, and to our customers, partners and investors for your support of Coinbase.

Q2 2021 19 This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for our second fiscal quarter ended June 30, 2021 and our fiscal year ending December 31, 2021, anticipated future expenses and investments, expectations relating to certain of our key financial and operating metrics, our business strategy and plans, market growth, our market position and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: our ability to successfully execute our business and growth strategy and maintain future profitability, market acceptance of our products and services, our ability to further penetrate our existing customer base and expand our customer base, our ability to develop new products and services, our ability to expand internationally, the success of any acquisitions or investments that we make, the effects of increased competition in our markets, our ability to stay in compliance applicable laws and regulations, and market conditions across the cryptoeconomy. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are or will be included in our filings with the Securities and Exchange Commission (SEC) including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 that will be filed with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. Forward Looking Statements Webcast Information We will host a question and answer session to discuss the results for the second quarter of 2021 and an outlook for the third quarter of 2021 and full year 2021 on August 10, 2021 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of the Company’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website.

Q2 2021 20 Non-GAAP Financial Measure In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of Adjusted EBITDA to net income can be found below in the table captioned “Reconciliation of Net Income to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income (loss), adjusted to exclude interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill, acquired intangibles and crypto assets, restructuring expenses, non-recurring acquisition-related compensation expenses, non-recurring direct listing expenses, unrealized gain or loss on foreign exchange, fair value adjustments on derivatives, and non-recurring legal reserves and related costs.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	June 30, 2021	December 31, 2020
Assets		
Current assets:		
Cash and cash equivalents	$ 4,365,982	$ 1,061,850
Restricted cash	30,842	30,787
Customer custodial funds	8,961,812	3,763,392
USDC	144,993	48,938
Accounts and loans receivable, net of allowance	184,579	189,471
Income tax receivable	435,096	—
Prepaid expenses and other current assets	114,751	39,510
Total current assets	14,238,055	5,133,948
Crypto assets held	585,846	316,094
Lease right-of-use assets	105,296	100,845
Property and equipment, net	52,175	49,250
Goodwill	501,259	77,212
Intangible assets, net	119,889	60,825
Other non-current assets	187,688	117,240
Total assets	$ 15,790,208	$ 5,855,414
Liabilities, Convertible Preferred Stock, and Stockholders' Equity		
Current liabilities:		
Custodial funds due to customers	$ 8,968,505	$ 3,849,468
Accounts payable and accrued expenses	266,655	85,111
Crypto asset borrowings	366,991	271,303
Lease liabilities, current	30,933	25,270
Other current liabilities	44,480	15,703
Total current liabilities	9,677,564	4,246,855
Lease liabilities, non-current	82,292	82,508
Convertible senior notes, net, non-current	1,406,927	—
Total liabilities	11,166,783	4,329,363
Commitments and contingencies (Note 17)		
Convertible preferred stock, $0.00001 par value; 500,000 and 126,605 shares authorized at June 30, 2021 and December 31, 2020, respectively; zero and 112,878 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $0 and $578,750 at June 30, 2021 and December 31, 2020, respectively	—	562,467
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 and 267,640 shares authorized at June 30, 2021 and December 31, 2020, respectively; 149,011 and 12,204 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1	—
Class B common stock, $0.00001 par value; 500,000 and 208,414 shares authorized at June 30, 2021 and December 31, 2020; 60,865 and 60,904 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1	—
Additional paid-in capital	1,516,533	231,024
Accumulated other comprehensive income	2,774	6,256
Retained earnings	3,104,116	726,304
Total stockholders' equity	4,623,425	963,584
Total liabilities, convertible preferred stock, and stockholders' equity	$ 15,790,208	$ 5,855,414

Three Months Ended June 30, Six Months Ended June 30, 2021 2020 2021 2020 Revenue: Net revenue $ 2,033,011 $ 178,331 $ 3,629,991 $ 357,413 Other revenue 194,951 8,051 399,082 19,599 Total revenue 2,227,962 186,382 4,029,073 377,012 Operating expenses: Transaction expense 335,426 23,395 569,492 48,802 Technology and development 291,461 60,777 475,686 107,915 Sales and marketing 195,733 11,383 313,722 21,304 General and administrative 248,195 51,988 369,426 110,946 Other operating expense (income), net 282,422 (3,247) 438,309 7,184 Total operating expenses 1,353,237 144,296 2,166,635 296,151 Operating income 874,725 42,086 1,862,438 80,861 Other expense (income), net 5,844 3,280 (3,109) 7,146 Income before provision for income taxes 868,881 38,806 1,865,547 73,715 (Benefit from) provision for income taxes (737,468) 6,546 (512,265) 9,482 Net income $ 1,606,349 $ 32,260 $ 2,377,812 $ 64,233 Net income attributable to common stockholders: Basic $ 1,589,713 $ — $ 1,677,909 $ 10,814 Diluted $ 1,593,150 $ — $ 1,804,860 $ 12,700 Net income per share attributable to common stockholders: Basic $ 7.77 $ — $ 11.78 $ 0.16 Diluted $ 6.42 $ — $ 9.60 $ 0.15 Weighted-average shares of common stock used to compute net income per share attributable to common stockholders: Basic 204,728 67,006 142,397 66,982 Diluted 248,147 67,006 187,918 87,571 Coinbase Global, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (unaudited)

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30,	
	2021	2020
Cash flows from operating activities		
Net income	$ 2,377,812	$ 64,233
Adjustments to reconcile net income to net cash provided by operating activities		
Depreciation and amortization	23,534	14,378
Impairment expense	175,636	268
Stock-based compensation expense	293,963	21,419
Provision for transaction losses and doubtful accounts	9,797	(3,124)
Loss on disposal of property and equipment	11	—
Deferred income taxes	(93,328)	13,488
Unrealized loss on foreign exchange	2,392	6,669
Non-cash lease expense	19,338	12,086
(Gain) loss on investments	(10,271)	397
Change in fair value of contingent consideration	—	2,694
Realized gain on crypto assets	(95,454)	(10,642)
Crypto assets received as revenue	(418,871)	(10,779)
Crypto asset payments for expenses	364,772	7,424
Fair value gain on derivatives	(25,215)	—
Amortization of debt discount and issuance costs	748	—
Changes in operating assets and liabilities:		
USDC	(118,156)	48,724
Accounts and loans receivable	83,754	(17,947)
Income taxes, net	(437,287)	(5,621)
Other assets	(126,772)	4,056
Custodial funds due to customers	5,101,293	513,298
Accounts payable and accrued expenses	184,488	7
Lease liabilities	(18,350)	(11,940)
Other liabilities	100,830	(11,450)
Net cash provided by operating activities	7,394,664	637,638
Cash flows from investing activities		
Purchase of property and equipment	(235)	(3,230)
Proceeds from sale of property and equipment	31	—
Capitalized internal-use software development costs	(9,787)	(3,605)
Business combination, net of cash acquired	(32,992)	—
Purchase of investments	(38,631)	(3,249)
Purchase of intangible assets	(24,000)	—
Proceeds from settlement of investments	—	203
Purchase of crypto assets held	(1,100,865)	(131,858)
Disposal of crypto assets held	937,472	142,293
Loans originated	(107,596)	—
Proceeds from repayment of retail loans	38,855	—

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30,	
	2021	2020
Net cash (used in) provided by investing activities	(337,748)	554
Cash flows from financing activities		
Issuance of common stock upon exercise of stock options, net of repurchases	149,865	695
Taxes paid related to net share settlement of equity awards	(51,670)	—
Cash paid to repurchase equity awards	—	(1,930)
Issuance of shares from exercise of warrants	433	—
Issuance of convertible senior notes, net	1,406,179	—
Purchase of capped calls	(90,131)	—
Proceeds from short-term borrowing	20,000	—
Net cash provided by (used in) financing activities	1,434,676	(1,235)
Net increase in cash, cash equivalents, and restricted cash	8,491,592	636,957
Effect of exchange rates on cash	11,015	(3,933)
Cash, cash equivalents, and restricted cash, beginning of period	4,856,029	1,784,417
Cash, cash equivalents, and restricted cash, end of period	$ 13,358,636	$ 2,417,441
Cash, cash equivalents, and restricted cash consisted of the following:		
Cash and cash equivalents	$ 4,365,982	$ 687,410
Restricted cash	30,842	40,336
Customer custodial funds	8,961,812	1,689,695
Total cash, cash equivalents, and restricted cash	$ 13,358,636	$ 2,417,441
Supplemental disclosure of cash flow information		
Cash paid during the period for income taxes	$ 51,504	$ 2,065
Operating cash outflows for amounts included in the measurement of operating lease liabilities	$ 13,413	$ 14,753
Supplemental schedule of non-cash investing and financing activities		
Unsettled purchases of property and equipment	$ 533	$ 7,809
Right-of-use assets obtained in exchange for operating lease obligations	$ 18,460	$ 2,146
Non-cash consideration paid for business combinations	$ 442,760	$ —
Purchase of crypto assets and investments with non-cash consideration	$ 2,090	$ 1,247
Crypto assets borrowed	$ 290,449	$ —
Crypto assets borrowed repaid with crypto assets	$ 59,348	$ —

Reconciliation of Net Income to Adjusted EBITDA

	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
		(in thousands)		*(in thousands)*	
Net Income	32,260	81,299	176,785	771,463	1,606,349
Adjusted to exclude the following:					
Provision for (benefit from) income taxes	6,546	21,417	55,983	225,203	(737,468)
Depreciation and amortization	7,484	8,007	8,577	10,922	12,612
Amortization of debt discount and issuance costs	—	—	—	—	748
Interest expense	—	280	2,354	4,273	2,925
Stock-based compensation	12,647	15,590	32,880	104,628	189,335
Impairment, net[(1)]	—	8,084	3	841	57,343
Non-recurring Direct Listing expenses	—	—	—	4,160	35,000
Unrealized loss (gain) on foreign exchange	2,260	(462)	(5,150)	(2,869)	5,261
Fair value (gain) on derivatives	—	(10,995)	16,249	(2,800)	(22,415)
Legal reserves and related costs	—	—	—	1,500	—
Adjusted EBITDA	$ 61,197	$ 123,220	$ 287,681	$ 1,117,321	$ 1,149,690

(1) Impairment, net represents impairment on crypto assets still held as of period end.